Exhibit 99.(h)(3)

AMERICAN BEACON CAYMAN MANAGED FUTURES STRATEGY FUND, LTD.

ADMINISTRATION AGREEMENT

This Agreement is made as of April 30, 2015, by and among the American Beacon Cayman Managed Futures Strategy Fund, Ltd., an exempted company organized under the laws of the Cayman Islands (the “Company”), and American Beacon Advisors, Inc., a Delaware corporation (“AmBeacon”).

WHEREAS, the Company is a wholly-owned subsidiary of the American Beacon AHL Managed Futures Strategy Fund (“Fund”), a series of the American Beacon Funds (the “Trust”), a Massachusetts business Trust registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end, management investment company,

WHEREAS, the Company desires to retain AmBeacon to furnish administrative services to the Company, and AmBeacon is willing to furnish such services,

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1.       Appointment. The Company hereby appoints AmBeacon to serve as the administrator of the Company on the terms set forth in this Agreement. AmBeacon accepts such appointment and, in recognition of AmBeacon serving in the same capacity for the Fund and being compensated by the Fund for such role, agrees to render the services herein set forth for no additional compensation. AmBeacon shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Company or in any way or otherwise be deemed to be an agent of the Company

2.       Duties and Obligations of AmBeacon.

(a) Subject to the general direction and control of each the Company’s board of directors (“Company Board”) or the Trust’s Board of Trustees (“Trust Board”) and the provisions of this Agreement, AmBeacon shall supervise all aspects of the operations of the Company and provide to the Company, at AmBeacon’s cost and expense, all administrative and clerical services as deemed necessary or advisable for the operation of such Company , including without limitation those services set forth on Schedule A attached hereto, as may be amended from time to time. AmBeacon can use any of the officers and employees of AmBeacon to provide any of the services or reports required under this Agreement.

(b) In performing its duties hereunder, AmBeacon shall provide, at its expense, appropriate office space (which may be space within the offices of AmBeacon), office furnishings, facilities, equipment, utilities and supplies as required for administering the operations and conducting the business of the Company, and the secretarial, administrative and clerical personnel required to provide or supervise the provision of services under this Agreement.

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(c) The Company shall cause its officers, advisers, distributors, legal counsel, independent accountants, transfer agent, and any other service provider to cooperate with AmBeacon and to provide AmBeacon, upon its reasonable request, with such information, documents and advice relating to the Company as is within the possession or knowledge of such persons, and which in the opinion of AmBeacon, is necessary in order to enable it to perform its duties hereunder.

(d) AmBeacon may consult with legal counsel to the Company, at the Company’s expense, and shall not be liable for any action taken or omitted to be taken in good faith and with due care in accordance with such instructions or with the advice or opinion of such legal counsel.

3.       Compliance with Rule 38a-1. AmBeacon shall maintain policies and procedures relating to the services it provides pursuant to this Agreement that are reasonably designed to prevent violations of the federal securities laws, and shall employ personnel to administer the policies and procedures who have the requisite level of skill and competence required to effectively discharge its responsibilities. AmBeacon shall also provide to the Company periodic reports regarding its compliance with the federal securities laws, and shall promptly provide special reports in the event of any material violation of the federal securities laws.

4.       Books and Records. AmBeacon will maintain all accounts, books and records with respect to the Company relating to the services it provides pursuant to this Agreement and as are required pursuant to the 1940 Act and the rules thereunder. In compliance with the requirements of Rule 31a-3 under the 1940 Act, AmBeacon hereby agrees that all records which it maintains for the Company are the property of the Company and further agrees to surrender promptly to the Company any of such records upon the Company’s request. AmBeacon further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the foregoing records required to be maintained by Rule 31a-1 under the 1940 Act.

5.       Reports to Administrator. The Company shall furnish or otherwise make available to AmBeacon such information relating to its business and affairs as AmBeacon may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

6.       Reports to each Series. AmBeacon shall prepare and furnish to the Company such reports, statistical data and other information in such form and at such intervals as the Company may reasonably request.

7.       Confidentiality. AmBeacon shall be responsible for preserving the confidentiality of information concerning the holdings, transactions, and business activities of the Company in conformity with the requirements of the 1940 Act, other applicable laws and regulations, and any policies that are approved by the Company’s Board.

9.       Delegation. Any of the functions with respect to the Company may be delegated by AmBeacon, at AmBeacon’s expense, to another appropriate party (including an affiliated party), subject to such approval by the Company’s Board. AmBeacon shall oversee the performance of delegated functions by any such party and shall furnish to the Company or the Trust, upon request, evaluations and analyses concerning the performance of delegated responsibilities by those parties.

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8.       Allocation of Expenses. AmBeacon, at its expense, shall furnish the Company with all necessary facilities, equipment, supplies and personnel. AmBeacon shall also be responsible for paying the salaries, expenses and fees of any personnel that it furnishes to the Company (including the salaries, expenses and fees of directors, officers and employees of the Company who are officers, directors/trustees, partners, or employees of AmBeacon or its affiliates) required for them to faithfully perform their duties under this Agreement; provided, however, that the parties may agree that the Company may pay the compensation of the Company’s chief compliance officer, if any, or any other officer of the Company. Expenses borne by the Company will include, but not be limited to, the following: brokerage commissions and issue and transfer taxes relating to securities purchased or sold by the Company or any losses incurred in connection therewith; expenses of organizing the Company; expenses relating to the registration and qualification of the Company under the laws of the Cayman Islands; fees and salaries payable to the Company’s directors and officers of who are not officers, directors/trustees, partners or employees of AmBeacon or its affiliates; taxes (including any income or franchise taxes) and governmental fees; costs of any liability, uncollectible items of deposit and other insurance (including directors’ and officers’ errors and omissions insurance) or fidelity bonds; any costs, expenses or losses arising out of any liability of or claim for damage or other relief asserted against the Company for violation of any law; legal, accounting and auditing expenses, including legal fees of counsel to the Company for services rendered to the Company; charges of custodians, transfer agents, proxy voting services and services of other agents; all expenses incidental to holding shareholder and Company Board meetings; costs incurred for any pricing or valuation services; any expenses of AmBeacon resulting from new services necessitated by regulatory or legal changes affecting mutual funds occurring after the date of this Agreement; any extraordinary expenses (including fees and disbursements of counsel) incurred by the Company; and fees and other expenses incurred in connection with membership in investment company organizations.

9.       Compensation. AmBeacon, in recognition of the value of the compensation paid to it for the services provided to the Fund, will receive no compensation from the Company for services provided and the expenses assumed pursuant to this Agreement.

10.       Services Not Exclusive. The services furnished by AmBeacon hereunder are not to be deemed exclusive and AmBeacon shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of AmBeacon, who may also be a director, officer, or employee of the Company, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar or dissimilar nature.

11.       Limitation of Liability of AmBeacon. AmBeacon shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relate except a loss resulting from the willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, partner, employee, or agent of AmBeacon, who may be or become an officer, Board member, employee or agent of the Company shall be deemed, when rendering services to the Company or acting in any business the Company, to be rendering such services to or acting solely for the Company and not as an officer, partner, employee, or agent or one under the control or direction of AmBeacon even though paid by it.

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12.       Force Majeure. AmBeacon shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, AmBeacon shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

13.       Duration and Termination. The term of this Agreement shall begin on the date first written above and shall continue in effect subject to the termination provisions and all other terms and conditions hereof. This Agreement may be terminated at any time by vote of a majority of Company Board or the independent members of the Trust Board, on 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to AmBeacon. AmBeacon may at any time terminate this Agreement on 30 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Company. This Agreement automatically and immediately will terminate in the event of its assignment, as that term is defined in the 1940 Act. Termination of this Agreement pursuant to this Paragraph 13 shall be without the payment of any penalty.

14.       Non-Binding Agreement. This Agreement is executed by each the Company’s directors and/or officers in their capacities as directors and/or officers and the obligations of this Agreement are not binding upon any of them individually; rather, they are binding only upon the assets and property of the Company.

15.       Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement as to the Company shall be effective until approved by the Company Board.

16.       Name of Company. The Company may use the name “American Beacon Cayman Managed Futures Strategy Fund, Ltd.” for only so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the business of AmBeacon. At such time as such an agreement shall no longer be in effect, the Company will (to the extent that it lawfully can) cease to use any name derived from American Beacon Advisors, Inc. or any successor organization.

17.       The 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the U.S. Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

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18.       Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior amendments and understandings relating to the subject matter hereof.

19.       Notices. All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Company or AmBeacon (attn: President) (or to such other address or contact as shall be designated by the Company or AmBeacon in a written notice to the other party) in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this Paragraph 19. .

20.       Governing Law. This Agreement shall be construed in accordance with the laws of the State of Texas, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of Texas conflict with the applicable provisions of the 1940 Act, the latter shall control.

21.       Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

22.       Headings. The headings in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

AMERICAN BEACON CAYMAN MANAGED
FUTURES STRATEGY FUND, LTD.

/s/ Jeffrey K. Ringdahl

Name: Jeffrey K. Ringdahl

Title: Vice President

AMERICAN BEACON ADVISORS, INC.

/s/ Rosemary K. Behan

Name: Rosemary K. Behan

Title: Vice President

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SCHEDULE A

Administrative Services

AmBeacon shall provide the Company the following services pursuant to Paragraph 2 of the Administrative Services Agreement:

1.	Investigate and, with appropriate approval of the Company Board and the Trust Board , select and oversee necessary service companies to conduct certain operations of the Company, including the Company’s custodian, transfer agent, dividend disbursing agent, distributor, independent public accountants and legal counsel;

2.	Maintain or supervise the maintenance of all internal bookkeeping, accounting and auditing services and records in connection with the Company’s investment and business activities in compliance with the applicable 1940 Act requirements.

3.	Assist the Company in complying with the securities, tax and other laws and regulations of the United States and the various states and other jurisdictions in which the Company does business.

4.	Arrange for the preparation of the following documentation; provided, however, that nothing in this paragraph is intended or shall be construed to require AmBeacon to bear any costs or expenses not otherwise assumed by it, including, for example, those expenses to be borne by the Company as set forth in Paragraph 8 of the Administration Agreement. These duties to be performed by AmBeacon hereunder shall include, but not be limited to, the following duties. AmBeacon shall with the assistance of legal counsel and such other service providers as may be reasonable and appropriate: (a) coordinate with a Cayman Islands agent to ensure the Company’s compliance with any and all registration and qualification requirements under the laws of the Cayman Islands and the maintenance thereof with the Cayman Islands Monetary Authority as may be necessary for the lawful operations of the Company; (b) prepare, or cause to be prepared, all tax returns and any related reports necessary for the Trust to comply with applicable federal, state and other tax laws (including, to the extent applicable, foreign tax laws) and to operate in a manner consistent with the Trust’s registration statement and other public disclosures relating to the tax consequences of an investment in shares of the Trust; and (c) such other filings and reports, including Cayman Islands, federal and state law filings required for the Company’s ongoing existence and operations, as shall be reasonably necessary to comply with applicable laws and regulations.

5.	Make available and provide to the Company: (a) financial, accounting and statistical information required by the Company in the preparation of documents required by the laws of the Cayman Islands, the federal securities laws and the securities laws of the states and other jurisdictions in which the Trust’s shares are sold; (b) such information as the Company may reasonably request for use in the preparation of the Trust’s registration statements, reports and other documents required by the laws of the Cayman Islands, the federal securities laws and the securities laws of the states and other jurisdictions in which the Trust’s shares are sold; and (c) such information as the Company may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the distribution of the Trust’s shares.

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6.	If requested by the Trust, respond to Fund shareholder inquiries, conduct correspondence and facilitate other communications with Fund shareholders.

7.	Make available its officers and employees to the directors and officer of the Company and Trustees and officers of the Trust for consultation and discussions regarding the administration and management of the Company and its investment activities.

8.	Prepare or oversee the preparation of materials relating to meetings of the Company and Trust Boards and their Committees.

10.	Such other administrative services as reasonably may be necessary for the effective operations of the Company.

Dated as of April 30, 2015.

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